Exhibit 16.1

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Re:	Aura Minerals Inc.

June 6, 2025

Ladies and Gentlemen:

We have read the statements made by Aura Minerals Inc. in the section titled “Change in Registrant’s Certifying Accountant” included in Aura Minerals Inc.’s Form F-1 (June 6, 2025). We agree with the statements concerning our Firm contained therein.

Yours faithfully,

/s/ Grant Thornton Auditores Independentes Ltda.